Exhibit 99.1

Company contact:	John B. Kelso, Director of Investor Relations 303.837.1661 or john.kelso@whiting.com
Whiting Petroleum Corporation Announces Pricing of Public
Offering of 6.25% Convertible Perpetual Preferred Stock
DENVER — June 17, 2009 — Whiting Petroleum Corporation (NYSE: WLL) announced today that its public offering of 3,000,000 shares of 6.25% convertible perpetual preferred stock was priced at $100 per share to the public. Each share of convertible perpetual preferred stock has a liquidation preference of $100 per share and is convertible, at a holder’s option, initially into 2.3033 shares of Whiting’s common stock based on an initial conversion price of $43.4163 per share of Whiting’s common stock, in each case subject to adjustments. The shares of convertible preferred stock will trade on the NYSE under the symbol “WLL PrA.”
Whiting expects the delivery of the shares to occur on June 23, 2009. Whiting has granted to the underwriters a 30-day option to purchase up to 450,000 additional shares of convertible preferred stock at the same price per share solely to cover overallotments, if any.
Assuming no exercise of the overallotment option, Whiting expects to receive net proceeds from this offering of approximately $290.5 million after deducting underwriting discounts and commissions and estimated expenses of the offering. Whiting expects to use the net proceeds to repay a portion of the debt outstanding under its credit agreement. The amounts repaid under the credit agreement will be available for Whiting to reborrow in the future.
Merrill Lynch & Co., J.P. Morgan Securities Inc. and Wachovia Securities acted as book-running managers for the offering. The offering is being made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from Merrill Lynch & Co., 4 World Financial Center, New York, NY 10080, Attn: Prospectus Department, J.P. Morgan Securities Inc., 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245 or Wachovia Securities, 375 Park Avenue, New York, NY 10152. An electronic copy of the prospectus is available from the Securities and Exchange Commission’s Web site at www.sec.gov.
This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Whiting Petroleum Corporation
Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that acquires, exploits, develops and explores for crude oil, natural gas and natural gas liquids primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit www.whiting.com.

2